Investment Adviser,"Loomis Sayles & Company, L.P."
Fund Number,#107
Fund Name,PFI Global Multi-Strategy Fund
Issuer,Hertz Vehicle Financing LLC
Date of Purchase,09/14/2017
Underwriter From Whom Purchased,Citigroup
Affiliated/Principal Underwriter of
Syndicate,Natixis
Purchase Price, $99.96
Aggregate % of Issue Purchased by the Firm,1.71%
Fair & Reasonable Commission (Y/N) (1),Y